Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Steven B. Epstein Elected to Board of Directors

of Team Health Holdings Inc.

KNOXVILLE, Tenn. – August 10, 2011 –Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH) announced today that the company’s Board of Directors elected veteran healthcare attorney Steven B. Epstein of Epstein Becker & Green, P.C., as a Director of TeamHealth’s Board.

Epstein was a pioneer in establishing the concept that healthcare organizations require a dedicated form of legal representation and has been referred to as the “father of the healthcare [legal] industry” by Chambers USA. Under his leadership, Epstein Becker & Green supports clients throughout the country in 25 different areas of health practice, ranging from health policy to strategic partnering to complex compliance issues.

Epstein serves as senior health partner of Epstein Becker & Green, P.C., the Washington, D.C.-based firm he founded in 1973. Today the firm has more than 250 attorneys in 9 cities and is known as one of the country’s leading healthcare law firms, with more than a third of its attorneys dedicated to the specialty.

Prior to founding his firm, Epstein worked with Wall Street law firm Barrett Knapp Smith & Schapiro. He also has served as legal consultant to the Health Maintenance Organization Service; the Health Services and Mental Health Administration; and the U.S. Department of Health, Education and Welfare.

Epstein is a graduate of the Columbia Law School and earned his undergraduate degree from Tufts University. He currently serves as chairman of the Columbia Law School Board of Visitors and “Director Emeritus” of the Tufts Board of Trustees.

About TeamHealth

TeamHealth (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, TeamHealth’s approximately 6,600 affiliated healthcare professionals provide emergency medicine, anesthesiology, hospital medicine, and pediatric staffing and management services to more than 700 civilian and military hospitals, clinics and physician groups in 45 states. The term “TeamHealth” as used throughout this release includes TeamHealth, Inc., and all of its related entities, companies, affiliates, subsidiaries and affiliated physician groups.

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